Exhibit 3.1
                            ARTICLES OF INCORPORATION
                                       OF
                           FIRST BANKING CENTER, INC.


The undersigned, natural persons of the age of eighteen (18) years or more, acting as incorporators of a Corporation under the Wisconsin Business Corporation Law, Chapter 180 of the Wisconsin Statutes, adopt the following Articles of Incorporation for such Corporation.

                                    ARTICLE I

The name of the Corporation shall be FIRST BANKING CENTER, INC.

                                   ARTICLE II

The period of the Corporation's existence shall be perpetual.

                                   ARTICLE III

The purposes for which the Corporation is organized are to engage in any lawful activity within the purposes for which Corporations maybe organized under the Wisconsin Business Corporation Law, Chapter 180 of the Wisconsin Statutes, as amended from time to time.

                                   ARTICLE IV

The aggregate number of shares of stock which the Corporation shall have authority to issue shall be Three Million (3,000,000) shares of common stock of the par value of One Dollar ($1.00) per share.

                                    ARTICLE V

No holder of any capital stock of this Corporation shall have any preemptive or other subscription or conversion rights of any kind, nature or description whatsoever to any part of the unissued stock of this Corporation, or any additional stock which may be issued by reason of any increase of the authorized capital stock of this Corporation, and all such additional shares of stock or securities or obligations convertible into stock may be issued and disposed of by the Board of Directors to such person or persons and on such terms and for such consideration (so far as may be permitted by law) as the Board of Directors, in its absolute discretion may deem advisable.

                                   ARTICLE VI

The name of the Corporation's initial registered agent and the address of its initial registered office are:
                                      Mr. Roman F. Borkovec
                                      400 Milwaukee Avenue
                                      Burlington, WI  53105

                                   ARTICLE VII

The business and affairs of the Corporation shall be managed by a Board of Directors. The number of directors shall be not less that five (5) nor more than twenty-five (25), the exact number to be determined from time to time by resolution adopted by affirmative vote of a majority of Directors then in office. The directors shall be divided into three classes, designated Class I, Class II and Class III, and the term of office of directors of each class shall be three years following the initial term of one (1), year for Class I Directors, two (2) years for Class II Directors and three (3) years for Class III Directors. Each class shall consist, as nearly as possible, of one-third of the total number of directors constituting the entire Board of Directors. If the number of directors is changed by resolution of the Board of Directors pursuant to this Article VII, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors shorten the term of any incumbent director.

A director shall hold office until the Annual Meeting for the year in which his term expires and until his successor shall be elected and shall qualify. Any newly created directorship resulting from an increase in the number of directors and any other vacancy on the Board of Directors, however caused, shall be filled by the vote of a majority of the directors then in office, provided, however, that if the number of directors is increased, not more than two such newly created directorships may be filled by the directors in any period between Annual Meetings of shareholders. Any director so elected to fill any vacancy in the Board of Directors, including a vacancy created by an increase in the number of directors, shall hold office for the remaining term of directors of the class to which he has been elected and until his successor shall by elected and shall qualify.


                                  ARTICLE VIII

The name and address of the incorporators are:

Mr. Roman F. Borkovec                       Mr. Allan H. Torhorst
400 Milwaukee Avenue                        400 Milwaukee Avenue
Burlington, WI 53105                        Burlington, WI 53105

                                   ARTICLE IX

As provided in the Wisconsin Business Corporation Law, the Corporation is authorized to purchase, take, receive and redeem or otherwise acquire, hold, own, pledge, transfer or otherwise dispose of its own shares, directly or indirectly, without the consent of its shareholders and upon conditions set by the Board of Directors.

                                    ARTICLE X

These articles may be amended in the manner authorized by law at the time of amendment.

EXECUTED in duplicate:  August 6, 1981.

                                                        /s/ Roman F. Borkovec
                                                        Roman F. Borkovec

                                                        /s/ Allan H. Torhorst
                                                        Allan H.Torhorst

STATE OF WISCONSIN)
                  )SS.
RACINE COUNTY     )

Personally came before me this 6th day of August, 1981, the above-named Roman F. Borkovec and Allan H. Torhorst to me known to be the persons who executed the foregoing instrument, and acknowledged the same.


/s/ Timothy A. Janke
Notary Public, State of Wisconsin
My Commission expires 5/2/82.

                                                    This Document was Drafted By
                                                          Erich Mildenberg, Esq.